Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Dated as of August 19, 2026

by and among

CHARTER COMMUNICATIONS, INC.,

COX ENTERPRISES, INC.,

COX COMMUNICATIONS EQUITY HOLDINGS, INC.

and

ADVANCE/NEWHOUSE PARTNERSHIP

i

ii

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of August 19, 2026, by and among Charter Communications, Inc., a Delaware corporation (the “Company”), Cox Enterprises, Inc., a Delaware corporation (“Cox”), Cox Communications Equity Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Cox (“Cox Newco”) and Advance/Newhouse Partnership, a New York general partnership (“A/N”).

RECITALS:

A.          The Company (in its own capacity and as successor to CCH I, LLC, a Delaware limited liability company), A/N and Liberty Corporation, a Delaware corporation (“Liberty”) are party to that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015 (as amended, the “Existing Stockholders Agreement”), which was entered into in connection with certain transactions described therein.

B.          The Company, Cox and Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings LLC”), entered into that certain Transaction Agreement, dated as of May 16, 2025 (the “Transaction Agreement”).

C.          In connection with the consummation of the transactions contemplated by the Transaction Agreement, the parties hereto desire to enter into this Agreement, which will amend and restate the Existing Stockholders Agreement, as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1          Definitions.  The following terms shall have the meanings ascribed to them below:

“13D Group” means any group of Persons (other than a group comprised solely of Cox Parties or solely of A/N Parties) who, with respect to those acquiring, holding, voting or disposing of Company Common Stock, Company Class B Common Stock or Company Class C Common Stock would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Cox and their respective Affiliates shall not be deemed to be Affiliates of A/N; (b) the Company and A/N and their respective Affiliates shall not be deemed to be Affiliates of Cox; and (c) for the purposes of this Agreement, Cox and A/N and their respective Affiliates shall not be deemed to be Affiliates of the Company or Charter Holdings LLC.

“Agreement” means this Third Amended and Restated Stockholders Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Amended and Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of Company, as in effect on the date hereof.

“A/N” has the meaning set forth in the Preamble.

“A/N Assumption Instrument” means a written instrument, reasonably acceptable to the Company and Cox, to be entered into prior to any Transfer of Company Equity by A/N or any other A/N Party to any A/N Party, pursuant to which such A/N Party will agree to assume and perform the obligations of the Transferring A/N Party under this Agreement (but without releasing A/N from any such obligations); provided that in the event such Transferee ceases to be an A/N Party, as specified herein, all Company Equity held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 3.5).

“A/N Designees” means a person designated for nomination by A/N pursuant to Section 2.2(a).

“A/N Director” means an A/N Designee that is elected or appointed to the Board pursuant to the provisions of Section 2.2.

“A/N Interests” has the meaning set forth in Section 5.3(b).

“A/N Letter Agreement” means the Letter Agreement, dated as of August 19, 2026, between the Company, Charter Holdings LLC and A/N.

“A/N Parties” means (a) A/N, (b) any Newhouse Person and (c) each Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of A/N and/or any Newhouse Person. For the avoidance of doubt, references to the ownership or Beneficial Ownership by any A/N Party of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such A/N Party) or Beneficial Ownership of such securities or control of such voting power by the A/N Parties collectively.

“Associate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Associated” shall have a correlative meaning.  Notwithstanding anything to the contrary set forth in this Agreement: (a) the Company and Cox and their respective Associates shall not be deemed to be Associates of A/N; (b) the Company and A/N and their respective Associates shall not be deemed to be Associates of Cox; and (c) for the purposes of this Agreement, Cox and A/N and their respective Associates shall not be deemed to be Associates of the Company.

“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without limitation by the 60-day provision in paragraph (d)(1)(i) thereof), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.  Without limiting Section 3.4, any Beneficial Ownership by a Person that is jointly owned by A/N and Cox shall be considered Beneficial Ownership by each such owner to the extent of such owner’s equity ownership in such jointly-owned Person.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, effective on or about the date hereof.

“Cap” means (a) in respect of A/N, nineteen percent (19%); and (b) in respect of Cox, thirty percent (30%).

“Capital Raising Issuance Notice” has the meaning set forth in Section 4.1(b).

“Capital Raising Preemptive Right” has the meaning set forth in Section 4.1(a).

“Capital Raising Transactions” means any offering of shares of Company Common Stock (or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock) for cash, whether registered under the Securities Act or otherwise (other than pursuant to a Rights Plan).

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Chairman Succession Date” has the meaning set forth in Section 2.9.

“Charter Holdings Class B Common Units” means the Class B Common Units of Charter Holdings LLC.

“Charter Holdings Class C Common Units” means the Class C Common Units of Charter Holdings LLC.

“Charter Holdings Common Units” means the Common Units of Charter Holdings LLC, including the Charter Holdings Class B Common Units and the Charter Holdings Class C Common Units.

“Charter Holdings LLC” has the meaning set forth in the Recitals.

“Charter Holdings Preferred Units” means the Preferred Units of Charter Holdings LLC.

“Charter Holdings Units” means the Charter Holdings Common Units and the Charter Holdings Preferred Units.

“Closing” has the meaning set forth in the Transaction Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

 “Company Change of Control” means a transaction or series of related transactions which would result in (a) the then-existing Company stockholders (on an as-converted or as-exchanged basis) prior to the transaction, or prior to the first transaction if a series of related transactions, no longer having, directly or indirectly, a Voting Interest of fifty percent (50%) or more of the Company or any successor company or (b) any change in the composition of the Board resulting in the persons constituting the Board prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to constitute a majority of the Board or any successor board of directors (or comparable governing body).

“Company Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means the Class C Common Stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Company Equity” means the Capital Stock of the Company, Charter Holdings LLC or any of its Subsidiaries (including the Company Common Stock, the Company Class B Common Stock, the Company Class C Common Stock, the Company Series A Cumulative Redeemable Preferred Stock and the Charter Holdings Units).

“Company Material Adverse Effect” means any effect, state of facts, change, development, event, condition or occurrence (each, an “Effect”) that has a material adverse effect on the business, results of operations, financial condition, cash flows, assets or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any such Effect to the extent resulting from or arising out of:  (i) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions) or any tariffs, trade wars or similar matters; (ii) changes or conditions generally affecting the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Company operates; (iii) changes in general political conditions, any outbreak or escalation of hostilities or acts of war, sabotage, cyberattack or terrorism or natural disasters or any other national or international calamity (including epidemics and pandemics), except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries; (iv) the execution of the agreement providing for the transaction giving rise to the applicable preemptive rights or the announcement, pendency or consummation of the transactions contemplated by any such agreement (including the exercise or consummation of the applicable preemptive rights) (including, in each case, the impact thereof on, any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company and/or its Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby); (v) any failure by the Company or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions in respect of financial performance, including revenues, earnings or cash flows, for any period (it being understood that this clause (v) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any actual or proposed change in Law or interpretations thereof; (vii) changes in GAAP (or authoritative interpretation thereof); (viii) any change in the price of the Company Common Stock on the NASDAQ (it being understood that this clause (viii) shall not prevent any party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ix) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement (provided that this clause (ix) shall not apply to any obligation to operate in the ordinary course set forth in the agreement providing for the transaction giving rise to the applicable preemptive rights); provided that notwithstanding the foregoing, clauses (i), (ii), (iii), (vi) and (vii) shall not apply to the extent that the adverse effect on the Company and/or its Subsidiaries resulting from or arising out of the matters described therein is disproportionate relative to the adverse effects on the other participants in the multichannel video programming, high-speed Internet, voice, mobile or telecommunications industries in the United States or any other industries in which the Company operates, but, in such event, only the incremental disproportionate impact of such changes, conditions, circumstances or developments shall (unless otherwise excluded from the definition of Company Material Adverse Effect) be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Series A Cumulative Redeemable Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.

“Cox” has the meaning set forth in the Preamble.

“Cox Approved Designee” has the meaning set forth in Section 2.1(d).

“Cox Assumption Instrument” means a written instrument, reasonably acceptable to the Company and A/N, to be entered into prior to any Transfer of Company Equity by Cox or any other Cox Party to any Cox Party, pursuant to which such Cox Party will agree to assume and perform the obligations of such transferring Cox Party under this Agreement (but without releasing such transferring Cox Party from any such obligations); provided that in the event such Transferee ceases to be a Cox Party, as specified herein, all Company Equity held by such Transferee will be deemed Transferred as of such applicable date (and such deemed Transfer shall be a breach of this Agreement unless it is expressly permitted by Section 3.5).

“Cox Designees” means the Cox Approved Designees or any Replacement thereof, subject to the terms of Section 2.2 or any other person designated for nomination by Cox pursuant to Section 2.2(a).

“Cox Director” means a Cox Designee that is elected or appointed to the Board pursuant to the provisions of Section 2.1(d) or Section 2.2.

“Cox Interests” has the meaning set forth in Section 5.2(b).

“Cox Letter Agreement” means the Letter Agreement, dated as of August 19, 2026, between the Company, Charter Holdings LLC and Cox.

“Cox Newco” has the meaning set forth in the Preamble.

“Cox Parties” means Cox and any of its Affiliates (including Cox Newco), until such time as such Person is not an Affiliate of Cox, and including any Cabot Parent Beneficial Owner (as defined in the Transaction Agreement).  For the avoidance of doubt, references to the ownership or Beneficial Ownership by any Cox Party of any securities or the control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such Cox Party) or Beneficial Ownership of such securities or control of such voting power by the Cox Parties collectively.

“Director” means a director of the Company.

“Election Meeting” has the meaning set forth in Section 2.2(a)(i).

“Equity Interest” means, with respect to either Investor Party, as of any date of determination, the percentage represented by the quotient of, without duplication, (a) the number of shares of Company Common Stock owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Investor Party or its Affiliates and that would be owned (whether of record or book-entry through a brokerage account held in the name of such Investor Party or its Affiliates) by such Person on a Fully Exchanged Basis divided by (b) the number of shares of Company Common Stock that would be outstanding on a Fully Exchanged Basis and fully diluted basis (i.e., assuming all options, warrants, convertible securities and other rights to acquire shares of Company Common Stock have been exercised, vested or settled, without net settlement or application of the treasury stock method).

“Equity Linked Financing” has the meaning set forth in Section 3.5(d).

“Equity Securities” means any equity securities of the Company or securities convertible into or exercisable or exchangeable for equity securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Transaction Agreement.

“Excluded Matter” includes each of the following:

(a)          any vote of the Company’s stockholders on a Company Change of Control or a sale of all or substantially all of the Company’s assets;

(b)          any vote of the Company’s stockholders to approve any bankruptcy plan or pre-arranged financial restructuring with the Company’s or Charter Holdings LLC’s creditors;

(c)          any vote of the Company’s stockholders to approve the creation of a new class of shares of the Company or a new class of units of Charter Holdings LLC;

(d)          with respect to each Investor Party, any vote of the Company’s stockholders to approve any matter not in the ordinary course and relating to a transaction involving the other Investor Party or any of its Affiliates;

(e)          with respect to A/N, any vote of the Company’s stockholders in respect of any resolution that would in any way diminish the voting power of the Company Class B Common Stock compared to the voting power of the Company Common Stock or Company Class C Common Stock; and

(f)          with respect to Cox, any vote of the Company’s stockholders in respect of any resolution that would in any way diminish the voting power of the Company Class C Common Stock compared to the voting power of the Company Common Stock or Company Class B Common Stock.

“Exercise Price” means the price per share at which such shares are offered and sold in a Capital Raising Transaction (net of any underwriting discounts, commissions or similar sale expenses).

“Existing A/N Directors” means the A/N Directors designated for nomination by A/N pursuant to the Existing Stockholders Agreement and serving on the Board as of immediately prior to the Closing.

“Existing Stockholders Agreement” has the meaning set forth in the Recitals.

“Expiration Date” has the meaning set forth in Section 2.9.

“Extension Top Up Period” has the meaning set forth in Section 2.8(a).

“FCC” means the Federal Communications Commission.

“Fully Exchanged Basis” means assuming that all Charter Holdings Class B Common Units, Charter Holdings Class C Common Units, Company Class B Common Stock and Company Class C Common Stock were exchanged into shares of Company Common Stock, and all Charter Holdings Preferred Units were converted into Charter Holdings Class C Common Units and subsequently exchanged into shares of Company Common Stock, in each case in accordance with the terms of the Amended and Restated Certificate, the LLC Agreement and the Exchange Agreement, such that the Company was the sole holder of Charter Holdings Units.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” has the meaning set forth in the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Independent” means, with respect to any Person, independent within the meaning of SEC and stock exchange rules and under the applicable Person’s corporate governance guidelines, and with no material affiliation or other material business, professional or investment relationship with the A/N Parties or the Cox Parties other than by virtue of his or her relationship with the Company.

“Initial Top Up Period” has the meaning set forth in Section 2.8(a).

“Investor Designee” means any of the A/N Designees or the Cox Designees, as applicable; and “Investor Designees” means all of the A/N Designees and Cox Designees, collectively.

“Investor Director” means any of the A/N Directors or the Cox Directors, as applicable; and “Investor Directors” means all of the A/N Directors and Cox Directors, collectively.

“Investor Party” means either of A/N or Cox, as applicable; and “Investor Parties” means A/N and Cox, collectively.

“Investor Party Group” means (a) with respect to Cox or Cox Newco, the Cox Parties and (b) with respect to A/N, the A/N Parties.

“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Leverage Ratio” means the Consolidated Leverage Ratio (as defined in the Amended and Restated Credit Agreement, dated as of March 18, 1999 as amended and restated on April 26, 2019 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders and issuing lenders from time to time party thereto and Bank of America, N.A., as administrative agent); provided, however, that references to “Borrower” in such defined term shall, and all defined terms used within the definition of such defined term and within the definitions of all defined terms within such defined terms and so on and so forth such that every instance of the use of the word “Borrower” for purposes of such defined term shall be deemed to instead, refer to “Company.”

“Liberty” has the meaning set forth in the Recitals.

“LLC Agreement” has the meaning set forth in the Transaction Agreement.

“Membership Interests” has the meaning set forth in the Transaction Agreement.

“New Securities” has the meaning set forth in Section 4.1(a).

“Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer Newhouse and Rose Newhouse; (ii) a Person who is primarily directly or indirectly owned, controlled or established for the benefit of the lineal descendants (including adoptees) of Meyer Newhouse and Rose Newhouse; and (iii) any group consisting solely of any Person described in clause (i)-(ii), in the case of each of (i) through (iii), who has executed an A/N Assumption Instrument.

“Ownership Threshold” means (a) with respect to an Investor Party’s right to designate for nomination Investor Designees pursuant to Section 2.2, the thresholds set forth in Section 2.2(a), (b) with respect to an Investor Party’s right to select a Director to serve on the Search Committee pursuant to Section 2.5, the thresholds set forth in clauses (i) and (ii) of Section 2.5(a), (c) with respect to an Investor Party’s right to have at least one Investor Designee appointed to each committee of the Board pursuant to Section 2.4(a), the thresholds set forth in Section 2.4(a), and (d) with respect to the written consent rights of Cox pursuant to Section 2.7(b)(i), the threshold set forth in Section 2.7(b)(i).

A “Permanent Reduction” of an Investor Party’s Equity Interest shall be deemed to have occurred with respect to a specified percentage of such Investor Party’s Equity Interest following the delivery by such Investor Party of a written notice to the other parties hereto that such Investor Party agrees not to acquire Beneficial Ownership of additional Equity Securities within the one (1) year period following such notice (which notice shall be delivered by the applicable Investor Party promptly following the good faith determination by such Investor Party that it intends not to make any such acquisitions); provided, however, that once any Investor Party has an Equity Interest equal to or less than five percent (5%), such Investor Party will be deemed to have Permanently Reduced its Equity Interest to five percent (5%).

“Permitted Transfer” shall mean any Transfer (or deemed Transfer) of Company Equity effected in compliance with Section 3.5(b)(viii), Section 3.5(b)(ix), Section 3.5(c) and Section 3.5(d), to the extent applicable.

“Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Preemptive Share Purchase” means the exercise of the Capital Raising Preemptive Right.

“Preemptive Share Purchase Closing” means closing of the Preemptive Share Purchase.

“Pro Rata Portion” means, with respect to an Investor Party, for any issuance of New Securities, the number of New Securities equal to the product of (a) the total number of New Securities to be issued by the Company in such issuance (including any securities to be issued to all Investor Parties) and (b) the Investor Party’s Equity Interest on such issuance date (immediately prior to any such issuance of New Securities).

“Prohibited Person” has the meaning set forth in Section 3.5(b)(iii).

“Purchasing Investor Party” means an Investor Party that has duly exercised its Capital Raising Preemptive Right in accordance with this Agreement.

“Registration Rights Agreement” has the meaning set forth in the Transaction Agreement.

“Replacement” has the meaning set forth in Section 2.2(e).

“Representatives” means, with respect to a party, its and its Affiliates’ respective directors, officers, employees and agents.

“Rights Plan” has the meaning set forth in Section 3.6.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Search Committee” has the meaning set forth in Section 2.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Exemption” has the meaning set forth in Section 4.2.

“Section 16(b)” has the meaning set forth in Section 4.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stand Alone Margin Loan” has the meaning set forth in Section 3.5(c).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Governmental Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax-Deferred Basis” means a transaction in which gain or loss is deferred for Federal income Tax purposes (including, for the avoidance of doubt, for purposes of any Federal alternative minimum Tax), including, without limitation, an exchange under Section 1031 of the Code.

“Threshold Breach Event” means an action, event or other circumstance that has caused (a) the applicable Investor Party to fall below the applicable Ownership Threshold such that, if an annual or special meeting of stockholders were to occur at such time, then the number of Investor Designees that either A/N or Cox would be entitled to designate for nomination pursuant to Section 2.2(a) would be reduced by one or more Directors, (b) the applicable Investor Party to fall below the applicable Ownership Threshold such that, if a Search Committee were to be formed pursuant to Section 2.5 at the time of such event, the applicable Investor Party would no longer hold the right to select a Director to serve on the Search Committee, (c) the applicable Investor Party to fall below the applicable Ownership Threshold such that the applicable Investor Party would no longer hold the right to have at least one Investor Designee appointed to each committee of the Board, or (d) the applicable Investor Party to fall below the applicable Ownership Thresholds for the consent rights specified in Section 2.7.

“Top Up Right” has the meaning set forth in Section 2.8(a).

“Total Voting Power” means the total number of votes that may be cast generally in the election of Directors if all outstanding Voting Securities were present and voted at a meeting held for such purpose (provided that this calculation shall take into account the number of votes represented by the shares of Company Class B Common Stock and Company Class C Common Stock outstanding).

“Trading Day” means any day on which The Nasdaq Stock Market is open for regular trading of the Company Common Stock.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise.

“Unaffiliated Director” means a Director who is not an Investor Director.

“Voting Cap” means (a), in the case of Cox, thirty percent (30%); and (b), in the case of A/N, fifteen percent (15%).

“Voting Interest” means, with respect to any Person, the percentage equal to the quotient of (a) the total number of votes that may be cast generally in the election of Directors by such Person and its Affiliates at a meeting held for such purpose (provided that the calculation pursuant to this clause (a) shall take into account the number of votes represented by the shares of Company Class B Common Stock and Company Class C Common Stock outstanding and held by such Person, as applicable, and its Affiliates) divided by (b) the Total Voting Power.

“Voting Securities” means the shares of Company Common Stock, shares of Company Class B Common Stock and shares of Company Class C Common Stock, and any securities of the Company entitled to vote generally for the election of Directors.

“VWAP” means, for any Trading Day, a price per share of Company Common Stock equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the shares of Company Common Stock for the entirety of such Trading Day as determined by reference to the screen entitled “CHTR <EQUITY> AQR SEC” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day).

Section 1.2         General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Sections refer to Sections of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” A reference to “financial institution” includes, but is not limited to, any bank, savings and loan association, savings bank, thrift institution, credit union, insurance company, reinsurance company, broker-dealer, investment bank, securities firm, mutual fund, hedge fund, private equity fund, private credit fund, pension fund, sovereign wealth fund, registered investment company, swap dealer, major swap participant, security-based swap dealer, major security-based swap participant, government-sponsored enterprise, finance company, financial holding company, bank holding company, any other entity primarily engaged in the business of banking, lending, investing, underwriting, brokerage, asset management, custody, payment processing, money transmission, financial advisory, financial data services, factoring, leasing or insurance, any Governmental Entity or instrumentality thereof acting in a financial or monetary capacity, or any other Person that is organized, chartered, licensed, registered or regulated as a financial institution under the Laws of any jurisdiction, in each case, whether domestic or foreign.

ARTICLE II.
GOVERNANCE

Section 2.1          Board Size; Initial Composition.  On the Closing Date:

(a)          the size of the Board shall be thirteen (13) directors;

(b)          Liberty shall cause the resignation as a Director of each of the Liberty Directors (as defined in the Existing Stockholders Agreement);

(c)          the Existing A/N Directors shall continue to serve on the Board in accordance with the terms of Section 2.2, the Amended and Restated Certificate and the Bylaws;

(d)          three (3) individuals designated as Cox Designees by Cox (with the prior approval of the Company (not to be unreasonably withheld)) (each, a “Cox Approved Designee”) shall be appointed as a Director. Alexander C. Taylor shall be a Cox Approved Designee.

Section 2.2          Election and Appointment.

(a)          From and after the Closing, the manner of selecting nominees for election to the Board of Directors shall be as follows:

(i)          Investor Nominees.  In connection with each annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), each Investor Party shall have the right to designate for nomination (it being understood that such nomination may include any nomination of any incumbent Investor Director (or a Replacement) by the Board (upon the recommendation of the Nominating and Corporate Governance Committee)) a number of Investor Designees as follows, in each case subject to Section 2.8(a):

(A)       three (3) Investor Designees, if such Investor Party’s Equity Interest or Voting Interest is greater than or equal to twenty percent (20%);

(B)       two (2) Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than twenty percent (20%) but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to eleven percent (11%);

(C)       one (1) Investor Designee, if such Investor Party’s Equity Interest and Voting Interest are both less than eleven percent (11%) but such Investor Party’s Equity Interest or Voting Interest is greater than or equal to five percent (5%), or, in the case of Cox, Cox’s Equity Interest is greater than or equal to twenty-five percent (25%) of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing; and

(D)       no Investor Designees, if such Investor Party’s Equity Interest and Voting Interest are both less than five percent (5%) and, in the case of Cox, Cox’s Equity Interest is less than twenty-five percent (25%) of the Equity Interest owned by Cox and its Affiliates immediately after, and giving effect to, the Closing;

provided that notwithstanding anything to the contrary contained herein, A/N shall be entitled to two (2) Investor Designees if A/N owns an Equity Interest or Voting Interest of less than twenty percent (20%) but greater than or equal to nine percent (9%).

(ii)          Each of A/N and Cox shall give written notice to the Nominating and Corporate Governance Committee of each A/N Designee or Cox Designee, respectively, no later than the date that is sixty (60) days prior to the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders; provided that if either of A/N or Cox fails to give such notice in a timely manner, then such Investor Party shall be deemed to have nominated the incumbent A/N Director(s) or Cox Director(s), respectively, in a timely manner (unless the number of incumbent A/N Directors or Cox Directors is less than the number of A/N Designees or Cox Designees, respectively, the applicable Investor Party is entitled to designate pursuant to clause (i) above, in which case the Company and the applicable Investor Party shall use their respective reasonable best efforts to mutually agree on a designee or designees to satisfy the requirements of clause (i) above).

(iii)         Notwithstanding anything to the contrary in this Agreement, in no event shall either Investor Party or both Investor Parties collectively have the right to designate pursuant to this Section 2.2 a number of Directors that, assuming the election or appointment, as applicable, of such designees, would result in the number of Investor Directors being equal to or greater than fifty percent (50%) of the total number of seats on the Board, set forth in Section 2.1(a).

(b)         The candidates for any Unaffiliated Director positions to be included in management’s slate of nominees shall be selected by the Nominating and Corporate Governance Committee by vote of (i) a majority of the Unaffiliated Directors on the Nominating and Corporate Governance Committee at such time and (ii) a majority of all the Directors on the Nominating and Corporate Governance Committee at such time.

(c)         Subject to Section 2.2(e), the Company and the Board of Directors, including the Nominating and Corporate Governance Committee, shall cause each Investor Designee designated in accordance with Section 2.2(a) to be included in management’s slate of nominees for election as a Director at each Election Meeting and to recommend that the Company’s stockholders vote in favor of the election of each Investor Designee.

(d)        The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Board of Directors and the Nominating and Corporate Governance Committee to, cause the election of each Investor Designee to the Board of Directors at each Election Meeting (including supporting the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports the other nominees).

(e)         If any Investor Designee (i) is unable to serve as a nominee for appointment on the Closing Date or for election as a Director or to serve as a Director, for any reason, (ii) is removed (upon death, resignation or otherwise) or fails to be elected at an Election Meeting solely as a result of such Investor Designee failing to receive a majority of the votes cast, or (iii) is to be substituted by the Investor Party (with the relevant Investor Designees’ consent and resignation) for election at an Election Meeting, the Investor Party shall have the right to submit the name of a replacement for each such Investor Designee (each a “Replacement”) to the Company for its approval (such determination to be made by the Unaffiliated Directors acting in good faith and consistent with the Company’s nominating and governance practices (consistently applied) in effect from time to time) and who shall, if so approved, serve as the nominee for election as Director or serve as Director in accordance with the terms of this Section 2.2.  For each proposed Replacement that is not approved by the Company, the Investor Party shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence.  The Investor Party shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that a Replacement may serve as a nominee for election as Director or to serve as a Director whereupon such person is appointed as the Replacement.  An Investor Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, meet any applicable requirements or qualifications under applicable Law or applicable stock exchange rules.  The Company acknowledges that, as of the date of this Agreement, to the Company’s knowledge, each of the Existing A/N Directors meets the standards set forth above.

(f)          Notwithstanding anything to the contrary in this Agreement neither the Nominating and Corporate Governance Committee, the Company nor the Board of Directors shall be under any obligation to appoint upon the Closing Date or nominate and recommend (i) a proposed Investor Designee (other than an Existing A/N Director or Mr. Taylor) if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to fail to meet the independence standard of any stock exchange on which the Voting Securities are listed or traded (including, for the avoidance of doubt, taking into account the position discussed in the first paragraph of IM-5605.  Definition of Independence — Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market with respect to stock ownership by itself not precluding a finding of independence) or otherwise violate applicable Law, stock exchange rules or the Corporate Governance Guidelines of the Company (consistently applied), or (ii) a Cox Approved Designee or Existing A/N Director if, as determined in good faith by the Unaffiliated Directors, service by such nominee as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules, and in each such case the Company shall provide the Investor Party that designated such Investor Designee with a reasonable opportunity to designate a Replacement.

(g)         The Investor Party who designated any Investor Director shall promptly take all appropriate action to cause to resign from the Board, and each Cox Party or A/N Party, as applicable, shall vote any Voting Securities then held by such Investor Party in favor of removal of an Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director as a Director would reasonably be expected to violate applicable Law or applicable stock exchange rules.

(h)         From and after the Closing Date, so long as the Company is in compliance with Sections 2.2(c) and 2.4(a), subject to Section 2.7(a), each A/N Party and Cox Party shall (i) cause all Voting Securities Beneficially Owned by any member of such Investor Party Group, or over which any member of such Investor Party Group otherwise has voting discretion or control to be present at any stockholder meeting at which Directors are elected or removed either in person or by proxy, (ii) vote, and exercise rights to consent with respect to, such Voting Securities (A) in favor of all Director nominees nominated by the Nominating and Corporate Governance Committee (including the Investor Designees), (B) against any other nominees, and (C) against the removal of any Director (including any Unaffiliated Director) if the Nominating and Corporate Governance Committee so recommends, provided, in each case, that, with respect to the Unaffiliated Directors, each member of such Investor Party Group shall instead vote, or exercise rights of consent in respect to, such Voting Securities in the same proportion as the Voting Securities that are voted or which the rights of consent with respect to such Voting Securities are exercised, by stockholders other than the A/N Parties and the Cox Parties or (without limiting Sections 3.2 and 3.4) any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes any of the foregoing are voted or consents with respect thereto are delivered, if doing so would cause a different outcome with respect to the Unaffiliated Directors and (iii) not take, alone or in concert with other Persons, any action to remove or oppose any Unaffiliated Director or to seek to change the size or composition of the Board of Directors or otherwise seek to expand such Investor Party’s representation on the Board of Directors in a manner inconsistent with Section 2.2(a).

(i)          Subject to Section 2.8, if an Investor Party falls below an Ownership Threshold specified in Section 2.2(a) (subject to the proviso included therein), then the applicable Investor Party shall, forthwith (and in any event within two (2) Business Days), cause such number of such Investor Party’s Investor Directors then serving on the Board to resign from the Board (such resigning Investor Directors to be selected at the nominating Investor Party’s discretion, and to be replaced by nominees chosen by the Unaffiliated Directors) as is necessary so that the remaining number of such Investor Party’s Investor Directors then serving on the Board is less than or equal to the number of Investor Designees that the Investor Party is then entitled to designate for nomination pursuant to Section 2.2(a).  If any director ceases to be in office (upon death, resignation, removal or otherwise), then Cox, A/N and the Nominating and Corporate Governance Committee, as applicable, shall use reasonable best efforts to select a replacement and to cause such replacement to be seated as promptly as practicable.

Section 2.3          Voting on Matters by Board.

(a)          From and after the Closing:

(i)           any action of the Board other than those described in clause (ii) below shall require the approval of a majority of the full Board; and

(ii)

(A)       for so long as either A/N or Cox has a Voting Interest or Equity Interest equal to or greater than twenty percent (20%), subject to the following clause (B), any Company Change of Control shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors;

(B)       any transaction involving either A/N and/or Cox (or any of their respective Affiliates or Associates) and the Company (other than a Preemptive Shares Purchase, the exercise by the Company of its right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer thereof on the terms set forth in the LLC Agreement or any equity repurchases or redemptions permitted in accordance with this Agreement, the LLC Agreement, the Cox Letter Agreement and the A/N Letter Agreement, as applicable), or any transaction in which A/N and/or Cox (or any of their respective Affiliates or Associates) will be treated differently from the holders of, in the case of A/N (or any of its Affiliates or Associates), Company Common Stock or Company Class C Common Stock, and in the case of Cox (or any of its Affiliates or Associates), Company Common Stock or Company Class B Common Stock, shall require the approval of (1) a majority of the Unaffiliated Directors plus (2) a majority of the directors designated by the party without such a conflicting interest; provided that the approval requirement referred to in this clause (2) shall not apply to ordinary course programming, distribution and other commercial agreements and related ancillary agreements (for example, advertising and promotions) entered into on an arms’ length basis; and

(C)       any amendment to the Amended and Restated Certificate shall require the approval of (1) a majority of the full Board and (2) a majority of the Unaffiliated Directors.

(b)          Decisions of the Unaffiliated Directors shall exclude any who are not Independent of the Company, Cox and A/N.

Section 2.4          Committees.

(a)          On the Closing Date, and subsequently in connection with each Election Meeting, the Company and the Board agree to cause the appointment of at least one (1) A/N Designee and at least one (1) Cox Designee (in each case as selected by the applicable Investor Party) to each of the committees of the Board (other than any Search Committee, which is governed by Section 2.5, and other than any committee formed for the purpose of evaluating a transaction or arrangement with such Investor Party or any of its Affiliates or Associates); provided that such Investor Designee meets the independence and other requirements under applicable Law, such committee’s charter and applicable stock exchange rules for such committee; provided, further, that (x) (without limiting any rights of the Investor Parties to have the Investor Designees sit on such committees) the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee shall each have at least a majority of Unaffiliated Directors; provided, further, that, subject to Section 2.8, an Investor Party shall lose the right to have at least one (1) Investor Designee appointed to any such committee at such time that a Threshold Breach Event has occurred with respect to such Investor Party’s Equity Interest or Voting Interest levels such that such Investor Party no longer has the right to designate at least two (2) Investor Designees pursuant to Section 2.2, (y) in the event Cox or A/N is unable to designate at least one (1) Investor Designee to the Audit Committee of the Board pursuant to this Section 2.4(a) solely due to independence requirements under applicable Law or applicable stock exchange rules, Cox or A/N, as applicable, shall be entitled to designate one (1) Investor Designee to attend all meetings of such committee in a nonvoting observer capacity so long as Cox or A/N, as applicable, retains the right to designate at least one (1) Investor Designee to each of the committees of the Board pursuant to this Section 2.4(a), and (z) with respect to A/N, the Existing A/N Directors serving on such committees of the Board as of immediately prior to the Closing pursuant to the Existing Stockholders Agreement shall continue to serve in such capacity on the Closing Date, and this Section 2.4 shall not require any changes to such Existing A/N Directors on and from the Closing Date. In the event the inability of an Investor Designee to serve on the Board as described in Section 2.2(e)(i) or (ii), as applicable, results in a vacancy on one of such committees, the applicable Investor Party shall have the right to submit that the Replacement proposed pursuant to Section 2.2(e) be appointed to fill such committee vacancy, subject to the provisions of this Section 2.4.  In the event an Investor Designee is removed by the Board from the committee on which such Investor Designee serves, the applicable Investor Party shall have the right to submit the name of another Investor Designee to fill the committee vacancy as a result of such removal, subject to the provisions of this Section 2.4.

(b)         The applicable Investor Party shall promptly take all appropriate action to cause to resign from any committee set forth in Section 2.4(a) any Investor Director if, as determined in good faith by the Unaffiliated Directors, service by such Investor Director on such committee would reasonably be expected to violate applicable Law or applicable stock exchange rules.

Section 2.5          Search Committee.

(a)         In connection with (x) any search for new candidates to serve as the Chief Executive Officer or (y) nomination of a Chairman of the Board (other than the Chairman to be appointed pursuant to Section 2.9), the Board shall create a five (5)-person search committee (the “Search Committee”), which committee shall consist of:

(i)           one (1) A/N Director selected by A/N until such time as A/N’s Equity Interest or Voting Interest is no longer greater than or equal to nine percent (9%);

(ii)          one (1) Cox Director selected by Cox, until such time as Cox’s Equity Interest or Voting Interest is no longer greater than or equal to eleven percent (11%); and

(iii)         Unaffiliated Directors for such remaining number of Directors (and, for the avoidance of doubt, in the event that A/N and/or Cox does not have the right to appoint an Investor Director to the Search Committee pursuant to the prior clauses (i) and/or (ii), the Unaffiliated Directors shall select one or more additional Unaffiliated Director(s) to fill such position, such that the Search Committee shall at all times consist of five (5) Directors in total);

provided that, subject in each case to Section 2.8, in the event that a Threshold Breach Event has occurred with respect to either A/N’s or Cox’s right to appoint an Investor Director to the Search Committee, then the applicable Investor Party shall, within two (2) Business Days of such Threshold Breach Event, cause such Investor Party’s Investor Directors then serving on the Search Committee to resign from the Search Committee and such Director shall be replaced on the Search Committee by a Director selected by the full Board and provided, further, that in the event neither A/N nor Cox is entitled to appoint an Investor Director to the Search Committee pursuant to a Threshold Breach Event, then the Search Committee shall be constituted as directed by the full Board.

(b)         Any selection of a candidate or other action by the Search Committee shall require the affirmative vote of at least three (3) of the five (5) Directors on the Search Committee; provided that no Investor Director (if any) on such committee shall be entitled to cast a vote with respect to any candidate considered for a position by the Search Committee that is Affiliated or otherwise Associated with the Investor Party that designated such Investor Director, or with such Investor Party’s respective Affiliates (including any person that is an employee, officer, director, partner, manager, agent or other representative of such Investor Party or such Investor Party’s Affiliates), and the required approval in respect of any such candidate shall be the unanimous vote of the other Directors then serving on the Search Committee.

Section 2.6          Expenses and Fees; Indemnification.  Each Investor Designee elected to the Board will be entitled to compensation (including equity compensation, provided, for the avoidance of doubt, that no equity compensation payable to an Investor Designee will be deemed to be Beneficially Owned by the Investor Party designating such Investor Designee) and other benefits consistent with the compensation and benefits paid or made available to Unaffiliated Directors, and the Company will reimburse each Investor Designee for his reasonable expenses, consistent with the Company’s policy for such reimbursement in effect from time to time, incurred attending meetings of the Board and/or any committee of the Board.  The Company shall indemnify, or provide for the indemnification of, including, subject to applicable Law, any rights to the advancement of fees and expenses, the Investor Designees and provide the Investor Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the non-employee members of the Board of Directors.

Section 2.7          Voting as Stockholder.

(a)         Voting Cap.  From and after the Closing, each Cox Party and each A/N Party agrees (except with respect to any Excluded Matter with respect to such Investor Party) to vote, and exercise rights to consent with respect to, all Voting Securities Beneficially Owned by such Cox Party or A/N Party, as applicable, or over which such Cox Party or A/N Party, as applicable, otherwise has voting discretion or control, in each case, with respect to which such Cox Party’s or A/N Party’s Voting Interest, as applicable, that is in excess of the applicable Investor Party’s Voting Cap in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (x) the A/N Parties or the Cox Parties, respectively (but only if A/N or Cox, respectively, has the right to nominate one or more Directors hereunder) or (y) any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that Beneficially Owns Voting Securities representing ten percent (10%) or more of the Total Voting Power (other than any such Person or group that reports its holdings of Company Equity on a statement on Schedule 13G filed with the SEC and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).

(b)         Consent Rights.

(i)          From and after the Closing and subject to Section 2.8, for so long as Cox’s Equity Interest or Voting Interest is greater than or equal to twenty percent (20%), without the prior written consent of Cox:

(A)       the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, incur Indebtedness (other than solely to refinance existing Indebtedness in an aggregate principal amount (or, if issued with original issue discount or premium, the aggregate issue price) no greater than the aggregate principal amount (or if issued with original issue discount or premium, the aggregate accreted value) of the Indebtedness being refinanced plus refinancing premium and expenses), if immediately following such incurrence the Company’s Leverage Ratio determined as of the last day of any fiscal quarter of the Company would exceed 4.5x or, following the date that is three (3) years after the Closing Date, 4.0x;

(B)       the Company shall not fundamentally change the business or material investments of the Company to an extent that would constitute a significant departure from the Company’s existing business, or voluntarily liquidate, dissolve or wind-up the Company or Charter Holdings LLC;

(C)       the Company shall not sell, distribute, or transfer, five percent (5%) or more of the fair market value, determined as of immediately prior to the Closing, of the Membership Interests or assets considered to be contributed by Cox Newco for U.S. federal income tax purposes pursuant to the Transaction Agreement, within the seven (7)-year period following the Closing Date, if such sale, distribution, or transfer would not occur on a Tax-Deferred Basis in all material respects;

(D)       the Company shall not increase the size of the Board, except to the extent the Company provides for a proportionate increase in the number of Investor Designees to which each Investor Party is entitled pursuant to Section 2.2; and

(E)       so long as any Charter Holdings Preferred Units are outstanding, Charter Holdings LLC shall not issue any additional Charter Holdings Preferred Units or any preferred units of Charter Holdings LLC of any class having a liquidation preference equal or superior to that of the Charter Holdings Preferred Units.

(ii)         For the avoidance of doubt and subject to Section 2.8, in the event that a Threshold Breach Event has occurred with respect to the consent rights of Cox specified in this Section 2.7(b), Cox shall no longer have such consent rights.

Section 2.8          Top Up Rights.

(a)          If a Threshold Breach Event occurs with respect to Cox or A/N with respect to Sections 2.2, 2.4, 2.5 and/or 2.7(b) and such Threshold Breach Event did not result in whole or in part from a sale by a Cox Party or A/N Party, as applicable, of Company Equity (which, for avoidance of doubt, shall not include any Permitted Transfers that do not reduce the applicable Investor Party’s Equity Interest or Voting Interest) or the Investor Party’s failure to exercise its rights pursuant to Article IV, then, following the Threshold Breach Event, such Investor Party on prior written notice to the Company that it intends to restore its Equity Interest or Voting Interest to the applicable Ownership Threshold within the Initial Top Up Period, shall be entitled to defer the applicable Director’s resignation from the Board, the applicable Director’s removal or resignation from each committee of the Board of which such Director is a member, the applicable Director’s resignation from the Search Committee or the loss of consent rights, as applicable, until the date that is three (3) months (the “Initial Top Up Period”) after the date upon which the Investor Party first fell below the applicable Ownership Threshold (the “Top Up Right”); provided that, with respect to a Threshold Breach Event pursuant to Section 2.2, such deferral right shall not be available for more than one (1) Director per Investor Party at any time unless the Top Up Right arises in connection with a dilutive transaction not subject to the Capital Raising Preemptive Rights, or multiple dilutive transactions not subject to Capital Raising Preemptive Rights, each closing within a three (3)-month period, in which case the applicable Investor Party shall be permitted to defer resignations of up to two (2) Directors for three (3) months following the last such dilutive transaction; provided further that to the extent that an Investor Party, or the Investor Designees, are subject to black out restrictions implemented by the Company with respect to the Company Common Stock resulting in fewer than thirty (30) trading days exempt from black out restrictions in such three (3)-month period, then such three (3)-month period shall be extended for up to an additional three (3) months (the “Extension Top Up Period”), provided further, that in no event shall the Initial Top Up Period and the Extension Top Up Period together exceed six (6) consecutive months with respect to the applicable Investor Party for a Threshold Breach Event, provided further, that both Cox and A/N may exercise the Top Up Right simultaneously, and provided further, notwithstanding anything to the contrary contained herein, any rights granted under this Agreement to an Investor Party which are dependent on such Investor Party having the right to select a certain number of Investor Designees shall not be lost until the expiration of any Extension Top Up Period or, if no such Extension Top Up Period occurs, the Initial Top Up Period, in each case, as applicable to such Investor Party for the relevant Threshold Breach Event.

(b)          If an Investor Party delivers written notice to the Company pursuant to Section 2.8(a) that it intends to exercise the Top Up Right in respect of a Threshold Breach Event, in the event that the Company issues New Securities in a Capital Raising Transaction, and with respect to which such Investor Party may exercise its Capital Raising Preemptive Right, such Investor Party shall not be deemed to have fallen below any Ownership Threshold during the period from the date of the applicable Capital Raising Issuance Notice until the date its Capital Raising Preemptive Right expires unexercised, or if exercised, the date of closing of such purchase; provided that the exercise in full of the applicable Capital Raising Preemptive Right would enable Cox or A/N, as applicable, to remain at or above the applicable Ownership Threshold.

Section 2.9         Chairman; Lead Independent Director.  If Alexander C. Taylor is a Cox Designee serving on the Board at such time, on the Closing Date, Mr. Taylor will serve as the Chairman of the Board.  The initial term of Mr. Taylor as Chairman of the Board shall expire effective as of the earlier of (a) the three (3)-year anniversary of the Closing Date (the “Expiration Date”) or (b) any date as of which Mr. Taylor ceases to serve as a member of the Board for any reason in accordance with the Bylaws and this Section 2.9 (such date, the “Chairman Succession Date”). Mr. Taylor’s service as a member of the Board need not cease upon the cessation of his term as Chairman of the Board pursuant to clause (a) of the immediately preceding sentence. The Board will then follow its normal annual process. The lead independent director of the Board at the Closing Date shall be Eric L. Zinterhofer. From and after the Chairman Succession Date, Christopher L. Winfrey, the chief executive officer of the Company, will serve as Chairman of the Board; provided that if Mr. Winfrey is no longer a member of the Board or is unwilling to serve as Chairman of the Board, then Mr. Zinterhofer instead will serve as Chairman of the Board (subject to his continued membership on the Board and willingness to serve).  From the Closing Date through the Chairman Succession Date, or any subsequent time when the Chairman of the Board is not an independent director, the Board shall have a lead independent director who shall be elected by a majority of the members of the Board.  The following actions shall require the affirmative vote of at least seventy-five percent (75%) of the full Board (rounded up to the nearest whole number and including at least one Cox Director): (i) prior to the Expiration Date, the removal of Mr. Taylor from his position as the Chairman of the Board or any election or appointment of a replacement Chairman of the Board (including to fill a vacancy in any such position); and (ii) prior to the Expiration Date, the failure to appoint or re-nominate Mr. Taylor as a member of the Board.

Section 2.10       Corporate Name; Branding.  No later than one (1) year following the Closing, the Company shall take all actions as are necessary to change the name of the Company to “Cox Communications, Inc.”  In the absence of a Company Change of Control, the Company shall cause such name change to remain in effect for at least two (2) years after the Closing Date, and thereafter until such time as the Board, acting upon the affirmative vote of at least two-thirds of the full Board, approves a change of name of the Company; provided that, from and after such change of name to “Cox Communications, Inc.” and after good faith consultation with the other party, the Company shall have the right to, and Cox shall have the right to cause the Company to, change the name of the Company to a name that does not include a reference to “Cox,” if, in the Company’s or Cox’s, as applicable, good faith judgment, the “Cox” name has suffered a materially adverse reputational impact due to (x) in the case of such an election by Cox, actions taken by the Company or a third party that are outside of Cox’s control and (y) in the case of such an election by the Company, actions taken by Cox or a third party that are outside of the Company’s control; provided, further, that from and after such change of name to “Cox Communications, Inc.” and after good faith consultation with Cox, the Company shall have the right to change the name of the Company to a name that does not include a reference to “Cox” if Cox (a) uses the “Cox” name in the conduct of any business that competes with the Cox Business (as defined in the Transaction Agreement) in the telecommunications industry or (b) sells a material amount of products or services that are sufficiently closely related to those sold by the Cox Business that, in view of the common use of the term Cox by both entities, there is a likelihood of confusion (as such terms are used in 15 U.S.C. Section 1052(d)) among consumers as to whether Cox or the Company is the source or origin of such products and services. Notwithstanding the foregoing, from and after the Closing, unless otherwise determined by the Company, the Company shall continue to operate nationally under the brand name Spectrum.

Section 2.11      Corporate HQ; Atlanta Presence; Community.  Following the Closing, unless otherwise determined by the Company, the Company shall remain headquartered in Stamford, Connecticut.  As soon as reasonably practicable following the Closing, but in any event no later than one (1) year following the Closing, the Company shall take all actions as are necessary for the Company to have a significant corporate presence at the Cox campus (with tandem space commitment) as of the date hereof in Atlanta, Georgia, with 2,000 employees (or such lesser number of employees located at such campus as of the Closing Date) located at such Cox campus. In the absence of a Company Change of Control, the Company’s commitment to maintain a significant presence in Atlanta, Georgia pursuant to the foregoing shall remain in effect for at least two (2) years after the Closing Date; provided that this commitment shall terminate if Cox’s Equity Interest and Voting Interest are both less than twenty percent (20%). Further, the Company and Cox will collaborate with respect to philanthropy initiatives.

Section 2.12        Change of Control.  In connection with any Company Change of Control (other than an all cash take-private transaction), the Company will consider in good faith the tax consequences to all of its stockholders of various alternatives and will not take, or agree to take, any action that would cause Charter Holdings LLC to no longer be treated as a partnership in which A/N and Cox Newco are treated as partners for federal tax purposes without first evaluating and considering alternatives, including any structures proposed by A/N and/or Cox Newco, which are less burdensome to A/N and Cox Newco, as well as negotiating in good faith with the counterparty to either (1) maintain Charter Holdings LLC with A/N and Cox Newco as partners following the Company Change of Control or (2) provide an amount of cash consideration to A/N and Cox Newco in such Company Change of Control that is sufficient for A/N and Cox Newco to pay each of their Tax liabilities arising from such Company Change of Control; provided that the foregoing is without prejudice to the ability of the Company and its Board of Directors to act consistent with its fiduciary duties. Without limiting the foregoing, any business combination involving the Company, Charter Holdings LLC, or any Subsidiary of the Company entered into prior to the fifth anniversary of the date of this Agreement that results in the imposition of any tax on Cox Newco shall be structured so that any consideration paid to Cox Newco in respect of Cox Newco’s Charter Holdings Units shall be at least twenty-five percent (25%) cash.

Section 2.13        Tax Actions.  When the Company considers a tax position, whether with respect to a tax return or audit, or the making of a tax election, the Company will be mindful of and take into account the impact on A/N and Cox Newco, and the Company will not take any tax position or make any tax election which could reasonably be expected to impose a material and disproportionate impact on A/N or Cox Newco without (x) first evaluating and considering, including listening to any ideas proposed by A/N and/or Cox Newco, alternatives which are less burdensome to A/N and Cox Newco and (y) acting in good faith to avoid creating any adverse material and disproportionate impact on A/N or Cox Newco which could be avoided through the exercise of commercially reasonable efforts, without prejudice to the ability to take actions based on what is economically reasonable. The Company shall not take any tax position or make any tax election which is adverse disproportionately to A/N or Cox Newco gratuitously.

ARTICLE III.
STANDSTILL, ACQUISITIONS OF SECURITIES AND TRANSFER RESTRICTIONS

Section 3.1           Limitation on Share Acquisition and Ownership.

(a)          From and after the Closing, unless an exemption or waiver is otherwise approved by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, acquire (through Beneficial Ownership of or otherwise) any Capital Stock (including any Charter Holdings Units) or other securities issued by the Company or any Subsidiary thereof that derives its value from or has voting rights in respect of (in whole or in part) any Capital Stock of the Company or any Subsidiary thereof, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), in excess of the Cap.

(b)          From and after the Closing, if the Company or any of its Subsidiaries repurchases, redeems or buys back any shares of Company Common Stock and following such transaction an Investor Party’s Equity Interest would exceed its Cap, such Investor Party shall participate in such transaction to the extent necessary so that such Investor Party’s Equity Interest does not exceed its Cap following such transaction, provided that the Board shall adopt resolutions exempting under Rule 16b-3 any such sale by an Investor Party to the Company or any of its Subsidiaries required by this Section 3.1(b); provided, further, that each of A/N and Cox Newco shall have the right to designate whether its participation in such transaction shall consist (in whole or in part) of shares of Company Common Stock held by the A/N Parties or Cox Parties at such time and/or Charter Holdings Class B Common Units or Charter Holdings Class C Common Units held by the A/N Parties or Cox Parties, respectively, at such time so long as the exercise of such right would not cause an adverse impact on the Company (for the avoidance of doubt, the consideration to be paid to each of A/N and Cox Newco shall be cash irrespective of whether A/N or Cox Newco designates shares of Company Common Stock and/or Charter Holdings Class B Common Units or Charter Holdings Class C Common Units, as applicable, pursuant to this proviso).

Section 3.2          Standstill.  From and after the Closing, except as provided in Section 3.3, or unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(a)          engage in any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under Exchange Act) or consents relating to the election of directors with respect to the Company, become a “participant” (as such term is defined under Regulation 14A under the Exchange Act) in any solicitation seeking to elect directors not nominated by the Board of Directors, or agree or announce an intention to vote with any Person undertaking a “solicitation,” or seek to advise or influence any Person or 13D Group with respect to the voting of any Voting Securities, in each case, with respect thereto, other than (subject to Section 3.4) with respect to the election of the Investor Designees;

(b)          deposit any Voting Securities in any voting trust or similar arrangement that would prevent or materially interfere with the Investor Party’s right or ability to satisfy its obligations under this Agreement;

(c)          propose any matter for submission to a vote of stockholders of the Company or call or seek to call a meeting of the stockholders of the Company;

(d)          grant any proxies with respect to any Voting Securities of the Company to any Person (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(e)          form, join, knowingly encourage the formation of or engage in discussions relating to the formation of, or participate in a 13D Group with respect to Voting Securities of the Company;

(f)          take any action, alone or in concert with others, or make any public statement not approved by the Board of Directors, in each case, to seek to control or influence the management, Board of Directors or policies of the Company or any of its Subsidiaries other than, in each case, through participation on the Board and the applicable committees pursuant to Sections 2.2 and 2.4 of this Agreement, respectively;

(g)          offer or propose to acquire or agree to acquire (or request permission to do so), whether by joining or participating in a 13D Group or otherwise, Beneficial Ownership of Voting Securities in excess of the Cap, except in accordance with Section 3.1;

(h)          enter into discussions, negotiations, arrangements or understandings with, or advise, assist or knowingly encourage any Person with respect to any of the actions prohibited by Section 3.1 or this Section 3.2;

(i)          publicly seek or publicly request permission to do any of the foregoing, publicly request to amend or waive any provision of this Section 3.2 (including this clause (i)), or publicly make or seek permission to make any public announcement with respect to any of the foregoing;

(j)          enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(k)          contest the validity or enforceability of the agreements contained in Section 3.1 or this Section 3.2 or seek a release of the restrictions contained in Section 3.1 or this Section 3.2 (whether by legal action or otherwise), other than in accordance with this Agreement;

provided, however, that nothing contained in this Section 3.2 shall limit, restrict or prohibit any non-public discussions with or communications or proposals to management or the Board by the Investor Party, its controlled Affiliates or Representatives relating to any of the foregoing.

Section 3.3          Permitted Actions.  The restrictions set forth in Section 3.2 shall not apply if any of the following occurs (provided that, in the event any matter described in any of clauses (a) through (c) of this Section 3.3 has occurred and resulted in the restrictions imposed under Section 3.2 ceasing to apply to the Investor Party, then, in the event the transaction related to such matter has not occurred within twelve (12) months of the date on which the Investor Party was released from such restrictions, then so long as such transaction is not being actively pursued at such time, the restrictions set forth in Section 3.2 shall thereafter resume and continue to apply in accordance with their terms):

(a)          in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own (including, but not limited to, Beneficial Ownership) Voting Securities of the resulting corporation having fifty percent (50%) or less of the Total Voting Power;

(b)          in the event that a tender offer or exchange offer for at least fifty point one percent (50.1%) of the Capital Stock of the Company is commenced by a third person (taking into account the Beneficial Ownership of such third person disclosed in such tender offer) (and not involving any breach, by such Investor Party Group, of Section 3.2) which tender offer or exchange offer, if consummated, would result in a Company Change of Control, and either (1) the Unaffiliated Directors recommend that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (2) the Unaffiliated Directors later publicly recommend that the stockholders of the Company tender their shares in response to such offer;

(c)          the Company solicits from one or more Persons or enters into discussions with one or more Persons regarding, a proposal (without similarly inviting such Investor Party to make a similar proposal) with respect to a merger of, or a business combination transaction involving, the Company, in each case without similarly soliciting a proposal from the Investor Party, or the Company makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of its Board of Directors; or

(d)          the Investor Party’s Equity Interest is equal to or less than five percent (5%);

provided, however, that the Investor Parties shall not in any event be permitted to jointly make a competing proposal unless (x) Section 3.3(b) applies and (y) the Unaffiliated Directors consent to the making of such joint competing proposal.

Section 3.4          No Investor Party Group.  From and after the Closing, unless otherwise approved, or an exemption or waiver is otherwise approved, by the Unaffiliated Directors, each A/N Party and each Cox Party shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, form a 13D Group with the other Investor Party or otherwise have any arrangements or understandings concerning the Company except for the arrangements set forth in this Agreement, provided that this Section 3.4 shall not prohibit the Investor Parties from making a joint competing proposal to the extent permitted by Sections 3.2 and 3.3 (including the proviso thereto).  For the avoidance of doubt, this Section 3.4 shall not (i) prevent the Investor Party Groups from voting as stockholders of the Company as required by this Agreement, (ii) prevent A/N and Cox from taking any other actions expressly permitted hereby (including Transferring Company Equity in accordance with Section 3.5(b)(viii) or Section 3.5(b)(ix)), or (iii) restrict or limit the exercise of fiduciary duties by any directors acting in its capacity as a director of the Company.  A/N and Cox hereby confirm that there are no arrangements or understandings between any A/N Parties and any Cox Parties concerning the Company except as set forth in this Agreement.

Section 3.5          Transfer Restrictions.

(a)          Except as expressly permitted by this Section 3.5, from and after the Closing, no A/N Party or Cox Party shall Transfer any Company Equity to any other Person, and any purported Transfer in violation of this Section 3.5 shall be null and void ab initio.  No shares of Company Class B Common Stock or Class C Common Stock may be Transferred other than as required by the Amended and Restated Certificate. For the avoidance of doubt, this Section 3.5 does not limit any Transfers of any Company Equity by an A/N Party or Cox Party to the Company or any of its Subsidiaries.

(b)          The following Transfers of Company Common Stock and Charter Holdings Preferred Units and, solely to the extent of Transfers among the A/N Parties or among the Cox Parties  pursuant to clause (viii) below, Charter Holdings Class B Common Units and/or Charter Holdings Class C Common Units, respectively, are permitted:

(i)          Transfers pursuant to a widely-distributed underwritten public offering pursuant to the Registration Rights Agreement;

(ii)         offerings or sales pursuant to Rule 144;

(iii)        sales in a block, or series of related blocks, to Persons (other than the Investor Parties and any of their respective Affiliates) that, as of the close of business not more than two (2) Business Days prior to such sale, to the knowledge of the Transferring Investor Party after reasonable inquiry, (A) would not Beneficially Own after giving effect to such sale five percent (5%) or more of the outstanding Company Common Stock on a Fully Exchanged Basis (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by a review of ownership data regarding Company Equity as presented by Bloomberg at the fund family level), (B) prior to such sale, have not publicly disclosed an “attributable interest” in the Company as defined in applicable FCC regulations and would not have an “attributable interest” after giving effect to such sale (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person), and (C) whose predominant business, either directly or through their publicly disclosed Affiliates (excluding any pension funds, endowments, financial institutions, investment funds and other institutional investors that may be deemed “Affiliates” for such purpose), is not the provision of satellite cable programming (as defined under applicable FCC regulations) (which requirement shall be deemed satisfied, without limitation as to other methods of satisfaction, by an oral or written confirmation of the same by such Person) (any such person prohibited from acquiring Company Equity or other securities under clause (A), clause (B) and/or clause (C), a “Prohibited Person”);

(iv)        sales (A) by Cox or any Cox Party to A/N or any A/N Party, or (B) by A/N or any A/N Party to Cox or any Cox Party (subject to (x) the Cap and, if applicable, to the Company’s right to offer to purchase Charter Holdings Preferred Units in connection with a potential Transfer thereof on the terms set forth in the LLC Agreement, and (y) the Transferee entering into an A/N Assumption Instrument or Cox Assumption Instrument, as applicable); provided that any such sale shall be at an effective price per share which does not exceed the average VWAPs for the two (2) Trading Days immediately prior to the earliest of execution of an agreement or term sheet with respect to any such proposed sale or the public announcement thereof;

(v)         Transfers approved by a majority of Unaffiliated Directors;

(vi)        Transfers approved by the holders of a majority of voting power of the outstanding Voting Securities, excluding any holders of Voting Securities who are Affiliated with an Investor Party;

(vii)       sales pursuant to a tender offer for all of the outstanding Company Common Stock on a Fully Exchanged Basis or pursuant to Section 3.3(b);

(viii)      (A) Transfers among the A/N Parties subject to the Transferee entering into an A/N Assumption Instrument or (B) Transfers among the Cox Parties subject to the Transferee entering into a Cox Assumption Instrument; and

(ix)        in the case of each of the Cox Parties and the A/N Parties, as to fifty percent (50%) of their respective Company Equity beneficially owned or held by the Cox Parties (collectively), or the A/N Parties (collectively), respectively (measured as of the time of entry into such transaction, and not at the time of any amendment, extension, novation or rollover thereof), (x) any sale of exchangeable notes, debentures or similar securities that reference a number of notional shares of Company Common Stock; provided such securities are sold in a widely-distributed offering (including a Rule 144A offering or an underwritten offering effected pursuant to the Registration Rights Agreement ), and (y) sales or other dispositions of Company Common Stock pursuant to any put, call or exchange feature of the securities sold in any such offering.

(c)          Each of the Cox Parties and the A/N Parties, in each case to the extent of fifty percent (50%) of the Company Equity beneficially owned or held by the Cox Parties (collectively), or the A/N Parties (collectively), respectively (measured as of the time of such initial pledge, and not at the time of any amendment, extension, novation or rollover thereof), shall be permitted to pledge shares of Company Common Stock and Charter Holdings Units in respect of a purpose (margin) or non-purpose loan (a “Stand Alone Margin Loan”).  Any pledge of additional shares of Company Common Stock or additional Charter Holdings Units to satisfy or, in a commercially reasonable way, prevent a subsequent margin call under a Stand Alone Margin Loan shall be deemed to be in compliance with this Section 3.5(c).  Any Stand Alone Margin Loan entered into by any Cox Party or A/N Party shall be with one or more financial institutions, on customary market terms (including as to collateral) for a transaction of the kind, and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any financial institution (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise Transfer shares of Company Common Stock or other securities pledged to secure the obligations of the borrower following an event of default under a Stand Alone Margin Loan; provided that any security agreement relating to any Charter Holdings Units pledged by any A/N Party or Cox Party in connection with a Stand Alone Margin Loan shall provide that the consummation of any foreclosure sale by the financial institution under such Stand Alone Margin Loan shall be deemed to trigger an automatic exchange of such pledged Charter Holdings Units  into shares of Company Common Stock, it being understood, for the avoidance of doubt, that such financial institution shall only be entitled to sell in such foreclosure sale and/or receive shares of Company Common Stock and not any Charter Holdings Units.

(d)          Each of the Cox Parties and the A/N Parties, in each case to the extent of fifty percent (50%) of the Company Equity beneficially owned or held by the Cox Parties (collectively), or A/N Parties (collectively), respectively (measured as of the time of entry into such transaction, and not at the time of any amendment, extension, novation or rollover thereof), shall be permitted to enter into derivative transactions with linked financing (each, an “Equity Linked Financing”) with respect to (x) the shares of Company Common Stock Beneficially Owned by the Cox Parties or the A/N Parties, as the case may be, and (y) its respective Charter Holdings Units, in each case with one or more bona fide counterparties that enter into such transactions in the ordinary course of their businesses; provided that (i) the applicable Cox Party or A/N Party, as the case may be, shall require each of its counterparties to take reasonable commercial measures to prevent any hedge established by such counterparty, effected by means other than brokers’ transactions executed on a securities exchange using an automated matching system or electronic order book in which such counterparty has no knowledge of the ultimate purchaser, from resulting in the sale of Company Common Stock or Charter Holdings Units to a person known by such counterparty to be a Prohibited Person (other than any Cox Party or any A/N Party (subject to compliance with the Cap and the pricing restrictions described in the proviso to Section 3.5(b)(iv))).  For the avoidance of doubt, each of the Cox Parties and the A/N Parties shall be permitted to effect stock loans and pledges of its shares of Company Common Stock and its Charter Holdings Units in support of an Equity Linked Financing.  Any pledge of Charter Holdings Units by any A/N Party or Cox Party in connection with an Equity Linked Financing shall provide that the consummation of any foreclosure sale by the counterparties under such Equity Linked Financing shall be deemed to trigger an automatic exchange of such pledged Charter Holdings Units into shares of Company Common Stock, it being understood, for the avoidance of doubt, that such counterparties shall only be entitled to sell in such foreclosure sale and/or receive shares of Company Common Stock and not any Charter Holdings Units.

(e)          Each of the Cox Parties and the A/N Parties shall be permitted to sell exchangeable notes, debentures or similar securities referencing up to fifty percent (50%) of the number of shares of Company Equity Beneficially Owned by the Cox Parties or the A/N Parties, as the case may be, (measured at the time of the entry into such transaction, and not at the time of any amendment, extension, novation or rollover thereof) (and, for the avoidance of doubt, to pledge such Company Equity as collateral for such securities); provided, securities are sold pursuant to an offering that complies with Section 3.5(b)(ix).

(f)          Any waiver of the provisions of this Section 3.5 to permit a Transfer by an Investor Party shall require the approval of the Company (by the affirmative vote of a majority of the Unaffiliated Directors) and the non-Transferring Investor Party (which will be deemed given in the event that the non-Transferring Investor Party is a party to such transaction).

(g)          No pledgee or counterparty nor any transferee of any Investor Party shall have any of the rights described in this Agreement.  No Investor Party may directly or indirectly Transfer any of its rights under this Agreement to any third Person.

(h)          Any Transfer by Cox Newco of Charter Holdings Preferred Units shall be subject to the following additional conditions: (x) such Transfer shall not cause Charter Holdings LLC to be treated as a publicly traded partnership for federal Tax purposes, and (y) such Transfer shall be contingent on the Company obtaining an opinion of its counsel to such effect.

(i)          In the event of a Company Change of Control approved in accordance with Section 2.3(a)(ii)(A) and applicable Law, (x) the A/N Parties and the Cox Parties shall exchange their Charter Holdings Common Units for Company Common Stock to the extent that such exchange is contemplated by the terms of such Company Change of Control and (y) the Charter Holdings Preferred Units shall be treated in accordance with the terms of the LLC Agreement.

(j)          The Company shall reasonably cooperate with the A/N Parties and the Cox Parties, as applicable, with respect to any (x) Stand Alone Margin Loan in accordance with Section 3.5(c), (y) Equity Linked Financing in accordance with Section 3.5(d) or (z) sale of exchangeable notes, debentures or similar securities in accordance with Section 3.5(b)(ix) or Section 3.5(e) and, in connection therewith, enter into an agreement, customary for the type of such (A) Stand Alone Margin Loan, (B) Equity Linked Financing or (C) sale of exchangeable notes, debentures or similar securities with the counterparty, in form and substance reasonably acceptable to the Company.

Section 3.6           Rights Plan.  The Company and the Board shall not adopt any shareholder rights plan (as such term is commonly understood in connection with corporate transactions) (a “Rights Plan”) unless such plan by its terms exempts or, at the time of adoption of such plan the Company and the Board take action reasonably necessary to exempt, any accumulation of Capital Stock by an Investor Party up to and including an Investor Party’s Equity Interest that is less than or equal to the Cap, provided that this restriction shall cease to apply with respect to an Investor Party upon the Permanent Reduction of such Investor Party’s Equity Interest below eleven percent (11%) (or nine percent (9%) in the case of A/N).

ARTICLE IV.
PREEMPTIVE RIGHTS

Section 4.1          Capital Raising Preemptive Rights.

(a)          After the Closing, if the Company proposes to issue any Equity Securities (the “New Securities”) in a Capital Raising Transaction, each Investor Party, for so long as such Investor Party’s Equity Interest is equal to or greater than ten percent (10%) (as determined immediately prior to such issuance), shall have the right to purchase, in whole or in part, a number of New Securities equal to its Pro Rata Portion with respect to such issuance at an all-cash purchase price per New Security equal to the Exercise Price in accordance with this Article IV (the “Capital Raising Preemptive Right”).

(b)          The Company shall give written notice (a “Capital Raising Issuance Notice”) to each Investor Party of any proposed issuance described in Section 4.1(a) no later than three (3) Business Days prior to the launch of the offering (or, if the Company has determined to launch such an offering within less than three (3) Business Days, as promptly as practicable after the Company has determined to pursue such offering, but no later than one (1) Business Day prior to such launch).  The Capital Raising Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)          the number (which number shall not, except to the extent otherwise specified in such notice, be increased by the amount of New Securities to be purchased by the Investor Parties pursuant to the exercise of their Capital Raising Preemptive Rights) or, if such number has not yet been determined, the basis on which the Pro Rata Portion will be determined and description of the New Securities to be issued and the Pro Rata Portion of the applicable Investor Party;

(ii)         the anticipated date or range of dates of the issuance;

(iii)        the cash purchase price per New Security; and

(iv)        the anticipated Exercise Price.

(c)          An Investor Party’s Capital Raising Preemptive Right shall be exercisable by delivery of written notice to the Company no later than the second (2nd) Business Day prior to the settlement date of such Capital Raising Transaction, specifying the number of New Securities to be purchased by such Investor Party (such number to be less than or equal to its Pro Rata Portion).  The closing of such purchase by an Investor Party shall be consummated concurrently with the consummation of the Capital Raising Transaction, subject only to (i) the consummation of the Capital Raising Transaction and (ii) the satisfaction or waiver by such Investor Party of the conditions set forth in Section 4.3(b).

Section 4.2          Section 16b-3.  So long as an Investor Party has the right to designate an Investor Director, the Board shall take such action as is necessary to cause the exemption of the Preemptive Share Purchase by such Investor Party, as applicable, from the liability provisions of Section 16(b) of the Exchange Act (“Section 16(b)”) pursuant to Rule 16b-3 (each, a “Section 16 Exemption”); provided that Cox or A/N, as applicable, shall disgorge to the Company any profit from an otherwise non-exempt “sale” (for purposes of Section 16(b)) within six (6) months of the date of any Preemptive Share Purchase, other than actual or deemed “sales” as a result of (i) the entry into an Equity Linked Financing or other derivative transaction (such as forwards, collars, and exchangeable debentures, notes or similar securities) permitted hereby, (ii) an extraordinary transaction approved by the Company’s stockholders or which results by operation of law (such as a merger, consolidation, reclassification or recapitalization), or (iii) tendering or exchanging in a tender or exchange offer that is not opposed by the Board and approved as a Company Change of Control pursuant to Section 2.3(a)(ii)(A), provided that such exemption shall not cover any actual sale of shares (in the case of clause (i)) or any transaction intended to hedge the market risk in connection with such Investor Party’s preemptive rights (in the case of each of clauses (i), (ii) or (iii)).

Section 4.3          Matters as to Preemptive Rights.

(a)          Upon the date of any Capital Raising Issuance Notice and the date of the applicable Preemptive Share Purchase by an Investor Party, as applicable, the Company shall be deemed to represent and warrant to the Purchasing Investor Party, as of such date, that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to consummate the Preemptive Share Purchase; (ii) the Board has granted the Section 16 Exemption with respect to the acquisition of the New Securities by Cox or A/N, as applicable, in connection with the Preemptive Share Purchase, as applicable; (iii) the New Securities to be issued to Cox or A/N, as applicable, in connection with the Preemptive Share Purchase, as applicable, have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable; and (iv) except to the extent disclosed to the applicable Investor Party in writing at or prior to such date the Company has timely filed all reports required to be filed by the Company, during the twelve (12) months immediately preceding the date of this representation, under the Exchange Act, and as of their respective filing dates, each of such filings complied in all material respects with the applicable requirements of the Exchange Act, and, at the time filed, none of such filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and when filed with the SEC, the financial statements included in such filings were prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Company and its consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. The Investor Party’s remedies for any breach of the representation set forth in clause (iv) above shall be limited to the remedies provided to the applicable third party with respect to any breaches of the applicable representation (on a proportionate basis to give effect to the number of shares covered by the applicable transaction compared to the number of shares acquired by the Investor Party).  Upon the exercise of the Capital Raising Preemptive Rights, the applicable Investor Party shall be deemed to represent and warrant to the Company, as of the date of such exercise and as of the date of the consummation of the applicable issuance to such Investor Party, (i) that all of the representations and warranties made by such Investor Party in Section 5.2 or 5.3, as applicable, are true and correct, and (ii) that such Investor Party has performed all of its obligations hereunder.  Each party to any purchase pursuant to Section 4.3(b) agrees to use its reasonable best efforts to cause the conditions to such closing to be satisfied.

(b)          Subject to Section 4.1(c), the Preemptive Share Purchase Closing shall take place at such time and as such place as the applicable parties mutually agree.  The obligations of A/N and Cox, as applicable, to consummate the Preemptive Share Purchase pursuant to Section 4.1 shall be subject to the following conditions:

(i)          Any applicable waiting period (or extensions thereof) under the HSR Act applicable to the Preemptive Share Purchase shall have expired or been terminated;

(ii)         No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Entity restraining, prohibiting or rendering illegal the consummation of the Preemptive Share Purchase, as applicable, by this Agreement is in effect; and

(iii)        Since the date of exercise of the Preemptive Share Purchase, as applicable, no Company Material Adverse Effect shall have occurred;

provided that the Company shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to the applicable Investor Party certifying that the representations deemed made by the Company at such closing are true and correct in all respects (other than as to any representations deemed made pursuant to clause (iv) of the first sentence of Section 4.3(a), which shall be true and correct in all material respects) and that the condition set forth in clause (iii) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate), and the applicable Investor Party shall deliver an officer’s certificate at the applicable date of each Preemptive Share Purchase Closing to the Company certifying that the representations made by such Investor Party at such closing are true and correct in all material respects and that the condition set forth in clause (i) above has been satisfied (or, if any such representation is inaccurate or such condition has not been satisfied, a reasonably detailed description as to the reasons for such inaccuracy or the failure of the condition shall be included in such certificate).  For the avoidance of doubt, if any conditions set forth in this Section 4.3(b) are not satisfied, the applicable Investor Party shall have no obligation to complete the Preemptive Share Purchase Closing, as the case may be.

(c)          For the avoidance of doubt, (i) the rights of Cox and A/N pursuant to this Article IV shall not be assignable either directly or indirectly and (ii) the Preemptive Share Purchase rights shall not apply in respect of the issuances pursuant to the Transaction Agreement at the Closing.

(d)          In the event the closing of any purchase pursuant to Section 4.3(b) does not occur as a result of the failure of the condition specified in Section 4.3(b)(i), then provided that Cox or A/N, as applicable, is continuing to use its reasonable best efforts to cause such condition to be satisfied, the closing of such purchase may, at the election of the purchasing party, be extended for a maximum of ninety (90) calendar days after the specified date of closing herein.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.1          Representations and Warranties of the Company.  The Company represents and warrants to Cox, Cox Newco and A/N that:

(a)          the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)          the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby;

(c)          this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Cox, Cox Newco and A/N, is enforceable against the Company in accordance with its terms; and

(d)          none of the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company’s amended and restated certificate of incorporation or amended and restated bylaws.

Section 5.2          Representations and Warranties of Cox and Cox Newco.

(a)          Each of Cox and Cox Newco represents and warrants to the Company and to A/N that:

(i)          it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out his or its obligations hereunder;

(ii)         the execution, delivery and performance of this Agreement by Cox and Cox Newco has been duly authorized by all necessary action on the part of Cox and Cox Newco and no other corporate proceedings on the part of Cox or Cox Newco are necessary to authorize this Agreement or any of the transactions contemplated hereby;

(iii)        this Agreement has been duly executed and delivered by Cox and Cox Newco and constitutes a valid and binding obligation of Cox and Cox Newco, and, assuming this Agreement constitutes a valid and binding obligation of the Company and A/N, is enforceable against Cox and Cox Newco in accordance with its terms; and

(iv)        none of the execution, delivery or performance of this Agreement by Cox or Cox Newco constitutes a breach or violation of or conflicts with its restated certificate of incorporation or bylaws; and

(b)          Cox represents and warrants to the Company and to A/N that Cox is acquiring New Securities pursuant to the Capital Raising Preemptive Right, as applicable (any Company Equity so acquired, the “Cox Interests”), for Cox’s own account as principal, for investment purposes only.  Cox is not acquiring any Cox Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and Cox is not acquiring any Cox Interests on behalf of any undisclosed principal or affiliate.  Cox is an “accredited investor” as defined in Rule 501(a) under the Securities Act.   Cox shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Cox Interests.  Cox understands that the Cox Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Cox and of the other representations made by Cox in this Agreement.  Cox has such knowledge, skill and experience in business, financial and investment matters that Cox is capable of evaluating the merits and risks of an investment in Cox Interests.  Cox has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to Cox in order for Cox to evaluate the merits and risks of a purchase of Cox Interests and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement.  With the assistance of Cox’s own professional advisors, to the extent that Cox has deemed appropriate, Cox has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Cox Interests and the consequences of this Agreement.  In deciding to purchase Cox Interests, Cox is not relying on the advice or recommendations of the Company and Cox has made its own independent decision that the investment in the Cox Interests is suitable and appropriate for Cox.

Section 5.3           Representations and Warranties of A/N.

(a)          A/N represents and warrants to the Company and to Cox and Cox Newco that:

(i)          it is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite entity power and authority to enter into this Agreement and to carry out his or its obligations hereunder;

(ii)         the execution, delivery and performance of this Agreement by A/N has been duly authorized by all necessary action on the part of A/N and no other proceedings on the part of A/N are necessary to authorize this Agreement or any of the transactions contemplated hereby;

(iii)        this Agreement has been duly executed and delivered by A/N and constitutes a valid and binding obligation of A/N, and, assuming this Agreement constitutes a valid and binding obligation of the Company, Cox and Cox Newco, is enforceable against A/N in accordance with its terms; and

(iv)        none of the execution, delivery or performance of this Agreement by A/N constitutes a breach or violation of or conflicts with its partnership agreement; and

(b)          A/N represents and warrants to the Company and to Cox and Cox Newco that A/N is acquiring New Securities pursuant to the Capital Raising Preemptive Right, as applicable (any Company Equity so acquired, the “A/N Interests”), for A/N’s own account as principal, for investment purposes only.  A/N is not acquiring any A/N Interests with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and A/N is not acquiring any A/N Interests on behalf of any undisclosed principal or affiliate.  A/N is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  A/N shall furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the A/N Interests.   A/N understands that the A/N Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of A/N and of the other representations made by A/N in this Agreement.  A/N has such knowledge, skill and experience in business, financial and investment matters that A/N is capable of evaluating the merits and risks of an investment in A/N Interests.  A/N has been given the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering and other matters pertaining to this investment, has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information provided to A/N in order for A/N to evaluate the merits and risks of a purchase of and has not relied in connection with this purchase upon any representations, warranties or agreements of the Company other than those expressly set forth in this Agreement.  With the assistance of A/N’s own professional advisors, to the extent that A/N has deemed appropriate, A/N has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in A/N Interests and the consequences of this Agreement.  In deciding to purchase A/N Interests, A/N is not relying on the advice or recommendations of the Company and A/N has made its own independent decision that the investment in the A/N Interests is suitable and appropriate for A/N.

ARTICLE VI.
TERMINATION

Section 6.1          Termination.  Except as provided in Sections 6.2 and other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate:

(a)          in its entirety, with the mutual written agreement of the Company and each Investor Party;

(b)          with respect to an Investor Party, upon written notice by such Investor Party to the other parties hereto, upon a material breach by the Company of any of the Company’s representations or warranties in Article V or any of its covenants or agreements contained herein with respect to such Investor Party, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by the Company; and provided, further, that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Company is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such thirty (30) Business Day period and (y) before the end of such thirty (30) Business Day period the Company obtains a determination from a court of competent jurisdiction that the Company is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Company is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided that, to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by such Investor Party);

(c)          with respect to an Investor Party, upon written notice by the Company to such Investor Party, upon a material breach by such Investor Party of any of such Investor Party’s representations, warranties, covenants or agreements contained herein, provided that such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by such Investor Party; and provided further that other than with respect to an intentional breach, such ten (10) Business Day period shall be tolled for so long as (i) the Investor Party is making reasonably diligent efforts to cure such breach (provided that the period during which such termination right is tolled shall not exceed a total of thirty (30) Business Days unless (x) such breach is not curable by the end of such thirty (30) Business Day period and (y) before the end of such thirty (30) Business Day period the Investor Party obtains a determination from a court of competent jurisdiction that the Investor Party is making reasonably diligent efforts to cure such breach or other equitable relief providing for such tolling, in which case the tolling shall continue for so long as the court may determine up to a maximum of ninety (90) days) or (ii) the Investor Party is contesting such alleged breach in good faith and has obtained temporary or preliminary relief from a court of competent jurisdiction within thirty (30) Business Days (provided that, to the extent such temporary or preliminary relief is lifted, this Agreement shall be immediately terminable by the Company); or

(d)          with respect to an Investor Party, upon such Investor Party having an Equity Interest of less than five percent (5%).

Section 6.2           Effect of Termination; Survival.  In the event of any termination of this Agreement pursuant to Section 6.1, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement (other than Sections 7.5, 7.6, 7.10 and 7.11) shall thereafter be null and void as to such party; provided that, in the event this Agreement is terminated pursuant to (i) Section 6.1(b), then all of the applicable Investor Party’s rights and obligations hereunder shall cease to apply and, if such termination occurs after December 1 in any year (but in any event no less than thirty (30) calendar days prior to any deadline for the making of nominations pursuant to any advance notice or similar bylaw provisions), then at the request of the terminating Investor Party, the Company will be obligated to nominate and use reasonable best efforts to cause the election of such Investor Party’s Investor Designees at the next Election Meeting in accordance with Section 2.2 hereof, (ii) Section 6.1(c) by the Company with respect to an Investor Party, then all of the obligations hereunder shall continue to apply to such Investor Party following such termination but such Investor Party shall not be entitled to any rights hereunder, or (iii) Section 6.1(d) with respect to an Investor Party, then all of such Investor Party’s rights and obligations hereunder shall cease to apply; and provided, further, that nothing contained in this Agreement (including this Section 6.2) shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE VII.
MISCELLANEOUS

Section 7.1           Amendment and Modification.  This Agreement may be amended, modified and supplemented only by a written instrument signed by the Company and, at any time that A/N has an Equity Interest equal to or greater than nine percent (9%), A/N, and by each other Investor Party (if any) that has an Equity Interest equal to or greater than eleven percent (11%); provided that any amendment, modification or supplement that would adversely affect an Investor Party shall require the consent of such Investor Party.  The authorization of any amendment, modification or supplement to this Agreement by the Company shall require the prior approval of a majority of the Unaffiliated Directors, and in connection with the execution of any such amendment, modification or supplement by the Company, the Company will deliver to each Investor Party a certificate, duly executed by a senior officer of the Company, certifying that such approval of the Unaffiliated Directors has been duly and validly obtained.  No waiver of any provision of this Agreement shall be effective unless it is signed by the Company and the party against whom the waiver is to be effective.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  As the only holders of the shares of Company Class B Common Stock, the prior written consent of A/N shall be required for any amendment of the Amended and Restated Certificate of Incorporation or Bylaws that would adversely affect the Company Class B Common Stock held by any A/N Party in a significant manner as compared to other existing shares of Company Common Stock or Company Class C Common Stock.  As the only holders of the shares of Company Class C Common Stock, the prior written consent of Cox shall be required for any amendment of the Amended and Restated Certificate of Incorporation or Bylaws that would adversely affect the Company Class C Common Stock held by any Cox Party in a significant manner as compared to other existing shares of Company Common Stock or Company Class B Common Stock.

Section 7.2          Assignment; No Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either party without the prior written consent of the other party.  Any purported assignment without such prior written consent shall be null and void and of no effect.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including, in the case of the Company, any successor publicly traded Person resulting from a reorganization of the Company) and assigns.  Except pursuant to Section 2.6, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.3          Binding Effect; Entire Agreement.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs.  Cox shall cause the Cox Parties to comply with this Agreement, and A/N shall cause the A/N Parties to comply with this Agreement.  This Agreement, the A/N Letter Agreement and the Cox Letter Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersede all prior representations, agreements and understandings, written or oral, of any and every nature among them, including the Existing Stockholders Agreement.  To the extent that this Agreement obligates Cox Newco, including as a Cox Party hereunder, Cox shall take all action necessary to ensure that Cox Newco fulfills its obligations hereunder and, as applicable, the obligations of Cox hereunder, and, at Cox’s election, the rights applicable to Cox hereunder, including as an Investor Party, may be assigned to or exercised by Cox Newco so long as Cox Newco remains a Cox Party and Beneficially Owns Company Equity.

Section 7.4          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.

Section 7.5          Notices and Addresses.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by e-mail (provided that no transmission error is received by the sender); on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

If to the Company or Charter Holdings LLC:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	[***] [***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:	Steven A. Cohen John L. Robinson Steven R. Green.
Email:	SACohen@wlrk.com JLRobinson@wlrk.com SRGreen@wlrk.com

If to Cox or Cox Newco:

Cox Enterprises, Inc.
6205-A Peachtree Dunwoody Road
Atlanta, Georgia 30328
Attention:	Executive Vice President, Chief Legal Officer and Corporate Secretary
E-Mail:	[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW Suite 1000
Washington, D.C. 20004
Attention:	Matthew Brill Bradley Faris Victoria VanStekelenburg
Email:	matthew.brill@lw.com bradley.faris@lw.com victoria.vanstekelenburg@lw.com

If to A/N:

Advance/Newhouse Partnership
One World Trade Center
New York, New York 10007
Attention:	Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Advance/Newhouse Partnership
6350 Court St.
East Syracuse, NY 13057
Attention:	[***]
E-Mail:	[***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019
Attention:	Robert B. Schumer Michael Vogel Lara Solomons
Email:	rschumer@paulweiss.com mvogel@paulweiss.com lsolomons@paulweiss.com

Section 7.6          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 7.7          Headings.  The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

Section 7.8          Counterparts.  This Agreement may be executed via e-mail or pdf and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 7.9          Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law. At such times as an Investor Party may reasonably request, the Company will provide each Investor Party with information regarding the number of shares of Company Common Stock outstanding and, calculated separately, on a Fully Exchanged Basis and fully diluted basis.

Section 7.10         Remedies.  In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

Section 7.11         Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.  The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.12         Adjustments.  References to numbers of shares and to sums of money contained herein shall be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By	/s/ Jessica M. Fischer

Name: Jessica M. Fischer
Title: Chief Financial Officer

COX ENTERPRISES, INC.

By	/s/ Dallas S. Clement

Name: Dallas S. Clement
Title: President

COX COMMUNICATIONS EQUITY HOLDINGS, INC.

By	/s/ Dallas S. Clement

Name: Dallas S. Clement
Title: President

ADVANCE/NEWHOUSE PARTNERSHIP

By	/s/ Steven A. Miron

Name: Steven A. Miron
Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]